Exhibit 5.1

April 19, 2012

Warwick Valley Telephone Company

47 Main Street

Warwick, New York 10990

     Re:     Warwick Valley Telephone Company Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Warwick Valley Telephone Company, a New York corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the registration of 600,000 shares of the Company’s common stock (the “Shares”), par value $0.01 per share (the “Common Stock”), reserved for issuance pursuant to the terms of the Amended and Restated 2008 Long-Term Incentive Plan (the “Plan”), as amended. This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the filing of the Registration Statement.

As such counsel, and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.

Based upon and in reliance upon the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement with the Securities and Exchange Commission, (ii) issuance of the Shares in accordance with the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares as specified in the Plan, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion with respect to the effect of any law other than the law of the State of New York.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP